Exhibit 99.1

Iron Mountain Reports Second Quarter 2011 Financial Results

  Core businesses continue to perform well, supported by solid growth and margin improvement in International segment
  Q2 2011 revenues grow 5% to $763 million reflecting consistent internal growth trends and favorable foreign exchange impacts; Storage internal growth remains solid at 3%
  Adjusted OIBDA is $227 million, 29.7% of revenues, for the quarter; Q2 results include $10 million of costs associated with the recent proxy contest
  Company on track to achieve FY2011 financial goals; Full year outlook revised to reflect the recent sale of digital businesses and the expected divestiture of New Zealand operations

BOSTON--(BUSINESS WIRE)--July 28, 2011--Iron Mountain Incorporated (NYSE: IRM), the information management company, today reported its financial results for the second quarter ended June 30, 2011. The Company reported total revenues of $763 million, an increase of 5% compared to the second quarter of 2010. Revenue growth was supported by solid 3% storage revenue internal growth. Adjusted OIBDA, as defined below (see Appendix B) was $227 million for the quarter and Adjusted Earnings Per Share, (see Appendix B), was $0.29 per share. Profit results were supported by strong gains in the International Physical Business, with Adjusted OIBDA for that segment up 26% compared to the second quarter of 2010. Reported EPS for the quarter was $0.32 per share. The Company revised its FY 2011 outlook primarily to reflect the recent sale of its digital businesses and the expected divestiture of its New Zealand operations, as well as to incorporate refinements related to relatively higher commodity price levels.

“Our business continues to perform well. We posted solid storage revenue growth this quarter while driving operational efficiencies and strong profitability, particularly in our International segment. We remain on track to meet our goals for 2011,” said Richard Reese, Iron Mountain’s Chairman and Chief Executive Officer. “We are moving forward with our comprehensive strategic plan, which will result in payouts of approximately $2.2 billion to stockholders through 2013. By sustaining our leadership in North America and further optimizing our international portfolio, we are confident we can enhance value for our stockholders.”

Key Financial Highlights – Q2/2011

Iron Mountain reported total consolidated revenues of $763 million for the second quarter, a 5% increase over the prior year period, as business trends remained consistent with recent quarters. Storage revenue internal growth was 3% in the quarter driven by continued strong performance in the International Physical segment and sustained growth in North America. Global records management net volumes increased approximately 2% in the quarter over prior year levels, consistent with first quarter performance. Core service revenue internal growth was flat compared to the prior year period as strong hybrid service revenue growth and increased fuel surcharges offset continued softness in core service activity levels. Total core revenue internal growth was 2% in the quarter.

Complementary service revenue internal growth was 4% in the quarter driven primarily by higher recycled paper prices. Reported revenue for the quarter was reduced by $6 million for the estimated cumulative impact of complex retroactive pricing adjustments involving a unique five-year customer agreement. Internal growth calculations exclude this adjustment.

The Company reported gross profits (excluding depreciation and amortization) of $452 million yielding a gross profit margin of 59.2% compared to 59.3% in the second quarter of 2010. Both storage and service gross margins were flat compared to the prior year. Within service gross margins, gains from higher recycled paper revenues were offset by the business mix impacts related to softness in core service activity. The revenue adjustment described above reduced the gross margin for the quarter by 30 basis points.

Adjusted operating income before depreciation, amortization and goodwill impairment (Adjusted OIBDA) for the quarter was $227 million, down 3% compared to the second quarter of 2010. Included in Adjusted OIBDA for the quarter was $10 million of advisory fees and other costs related to our recent proxy contest. These costs reduced year-over-year growth by four percentage points. Selling, general and administrative expenses (excluding costs related to our recent proxy contest) were up 9% compared to the prior year period driven by planned increases in sales expense and higher incentive compensation accruals compared to low prior year levels. Operating income for the second quarter of 2011 was $147 million compared to $158 million for the second quarter of 2010 reflecting the revenue adjustment and increased overhead as described above.

Income from Continuing Operations was $66 million for the quarter, or $0.32 per diluted share, compared to $49 million, or $0.24 per diluted share, for the second quarter of 2010. The increase was primarily due to lower interest expense driven by previously announced debt redemptions and a lower effective tax rate in the second quarter of 2011 compared to the prior year period. The structural tax rate for the second quarter was 39%. Including the impact of discrete tax items, the effective tax rate for the quarter was 32%. The effective tax rate for the second quarter of 2010 was 52%. Adjusted EPS for the quarter was $0.29 per diluted share, including the $0.03 per share impact of the proxy costs described above, compared to $0.32 for the same prior year period.

Capital expenditures excluding real estate totaled $73 million, or 4.8% of revenues, in the first six months of 2011. The Company is sustaining capital efficiency gains reflecting ongoing control over spending levels and reductions due to moderated growth rates.

The Company’s FCF (See Appendix B) for the six months ended June 30, 2011 was $140 million compared to $150 million for the six months ended June 30, 2010 reflecting a higher use of working capital in 2011, which more than offset higher income from continuing operations and lower capital spending. As of June 30, 2011, the Company had approximately $1 billion of liquidity, including cash of $271 million and availability under its revolving credit facility of $718 million.

The Company’s consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) was 2.8 times at June 30, 2011. This ratio is well below the covenant limitation of 5.5 times included in its senior credit facility. In June 2011, the Company refinanced its senior credit securing a $725 million revolving credit facility and $500 million in term loans. These facilities mature in June 2016.

Dividends and Share Repurchases

On June 13, 2011, Iron Mountain announced that its board of directors declared a quarterly dividend of $0.25 per share, an increase of 33% over the dividend previously paid. The dividend was paid on July 15, 2011 to shareholders of record as of June 24, 2011. In May 2011, the Company announced that its board of directors approved an increase in the amount authorized under its existing share repurchase program of up to an additional $850 million for a total of $1.2 billion. At the same time, the Company announced that it entered into prepaid variable share repurchase agreements with affiliates of each of J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated to repurchase an aggregate of $250 million of its common stock, which is expected to be completed in August 2011.

The Company did not repurchase any shares in the second quarter of 2011. We expect the $250 million prepaid variable repurchase program initiated in Q2 will result in the retirement of approximately 7-8 million shares when completed in August 2011. During the first six months of 2011, the Company repurchased 0.4 million shares of its common stock for a total aggregate purchase price of approximately $11 million under its existing share repurchase program. As of June 30, 2011, the Company had repurchased an aggregate of 5.1 million shares for a total cost of approximately $122 million over the life of its repurchase program, which began in the first quarter of 2010. Including the $250 million committed to the prepaid variable share repurchase program, there is approximately $1.1 billion remaining under the existing authorization for future share repurchases as of the end of the second quarter of 2011.

Divestitures

In June 2011, the Company completed the sale of its online backup & recovery, digital archiving and eDiscovery solutions businesses to Autonomy Corporation plc (LSE: AU. or AU.L) for $396 million in cash, consisting of the $380 million purchase price and a $16 million preliminary working capital adjustment that remains subject to customary post-closing adjustments. In connection with the strategic portfolio review of certain of its international operations, the Company has decided to divest its New Zealand operations. As a result, each of these businesses will be treated as discontinued operations for all periods presented.

Financial Performance Outlook

The Company is revising its FY 2011 guidance to reflect the recent sale of its digital businesses and the expected divestiture of its New Zealand operations. The company also refined its revenue outlook modestly to incorporate current commodity price levels. We expect reported revenue growth to be in the 4% to 6% range for the full year supported by internal growth in the range of 1% to 3%. Our outlook is for Adjusted OIBDA growth in 2011 to be in the (2)% to 1% range and includes planned incremental sales & marketing investments and a return to normal incentive compensation levels compared to relatively lower levels in 2010. Included in the Adjusted OIBDA outlook is $15 million of costs related to our recent proxy contest, which will lower full year growth by 2%. Compared to our prior outlook for Adjusted OIBDA, the modest positive impact of higher commodity prices on revenue was offset by stranded costs in connection with the sale of the digital business and higher fuel costs. Adjusted EPS is expected to be in the range of $1.19 to $1.27 including accretive impacts from the digital divestiture. The calculation of Adjusted EPS assumes a 39% structural tax rate and 202 million shares outstanding. The impact of the $250 million prepaid variable share repurchase program is not included in these estimates as it will not be completed until early August 2011. The Company expects capital expenditures for the year to be approximately $230 million. Our 2011 outlook is for FCF to be in the range of $370 million to $405 million.

This guidance is based on current expectations and does not include the potential impact of any future acquisitions or divestitures or other items as noted above (dollars in millions):

	Year Ending December 31, 2011		% Growth vs. 2010
	Low	High	As Reported
Revenues	$3,040	$3,090	4% - 6%
Adjusted OIBDA	$916	$944	(2)% - 1%
Adjusted EPS	$1.19	$1.27	(7)% - (1)%
FCF	$370	$405
Capital Expenditures	~$230

Iron Mountain’s conference call to discuss its second quarter 2011 financial results and full year 2011 outlook will be held today at 8:30 a.m. Eastern Time. The Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) provides information management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The Company’s solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data, emails and more for organizations around the world. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2011 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, investment objectives, plans and current expectations, such as our expected divestiture of our New Zealand operations and intent and ability to repurchase shares and pay dividends. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (ii) the impact of litigation or disputes that may arise in connection with incidents in which the Company fails to protect its customers’ information; (iii) changes in the price for the Company’s services relative to the cost of providing such services; (iv) changes in customer preferences and demand for the Company’s services; (v) the cost or potential liabilities associated with real estate necessary for the Company’s business; (vi) the performance of business partners upon whom the Company depends for technical assistance or management expertise outside the United States; (vii) changes in the political and economic environments in the countries in which the Company’s international subsidiaries operate; (viii) the successful completion of the divestiture of our New Zealand business; (ix) claims that the Company’s technology violates the intellectual property rights of a third party; (x) the impact of legal restrictions or limitations under stock repurchase plans on price, volume or timing of stock repurchases; (xi) the impact of alternative, more attractive investments on dividends or stock repurchases; (xii) the Company’s ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (xiii) other trends in competitive or economic conditions affecting the Company’s financial condition or results of operations not presently contemplated; and (xiv) other risks described more fully in the Company’s most recently filed Annual Report on Form 10-K under “Item 1A. Risk Factors” and other documents that the Company files with the Securities and Exchange Commission from time to time. Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

Selected Financial Data:
(dollars in millions, except per share data)		Q2/2010		Q2/2011	Inc (Dec)		YTD/2010		YTD/2011	Inc (Dec)
Revenues		$725		$763	5%		$1,450		$1,513	4%

Gross Profit (excluding D&A)		$430		$452	5%		$845		$882	4%
Gross Margin %		59.3%		59.2%			58.2%		58.3%

Adjusted OIBDA		$233		$227	(3)%		$448		$443	(1)%
Adjusted OIBDA Margin %		32.2%		29.7%			30.9%		29.3%

Operating Income		$158		$147	(7)%		$298		$281	(6)%
Interest Expense, net		$53		$49	(7)%		$106		$98	(7)%

Provision for income taxes		$52		$30	(42)%		$97		$47	(52)%
Effective tax rate		51.7%		31.5%			54.3%		24.7%

Income from Continuing Operations		$49		$66	34%		$82		$143	74%
Net Income Attributable to Iron Mountain		$41		$253	512%		$67		$326	388%
EPS from Continuing Operations – Diluted		$0.24		$0.32			$0.40		$0.71
Adj. EPS from Continuing Operations – Diluted		$0.32		$0.29	(9)%		$0.56		$0.56	0%

Major Components of Other Income (Expense), net:
Foreign Currency Exchange Gains (Losses)	$(4)		$(2)			$(9)		$1
Change in Iron Mountain Europe FYE	$--		$--			$(4)		$--
Early Debt Extinguishment Losses	$--		$(2)			$--		$(1)
Gain on Poland acquisition	$--		$1			$--		$6

Components of Revenue Growth:	Q2/2011	YTD/2011
Storage internal growth rate	3%	3%
Core service internal growth rate	0%	(1)%
Core revenue internal growth rate	2%	2%
Complementary service internal growth rate	4%	3%
Total internal growth rate	2%	2%
Impact of acquisitions/divestitures	<1%	<1%
Impact of foreign currency and other	2%	1%
Total revenue growth	5%	4%
Columns may not foot due to rounding.

The Company’s internal growth rates represent the weighted average, year-over-year revenue growth rates excluding the effects of foreign currency rate fluctuations, acquisitions and divestitures.

The Company’s core revenues are comprised of storage revenues plus core service revenues. Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring hybrid services and recurring project revenues.

Included in the Company’s complementary revenues are revenues associated with ancillary services, such as special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes.

Constant Currency Growth Rates	Three Months Ended June 30, 2011		Six Months Ended June 30, 2011
	As Reported	Constant Currency	As Reported	Constant Currency
Revenues	5%	2%	4%	2%
Adjusted OIBDA	(3)%	(5)%	(1)%	(2)%
Depreciation and Amortization	6%	2%	6%	4%
Operating Income	(7)%	(8)%	(6)%	(6)%

The Company conducts business in more than 35 countries on five continents. As such, a considerable amount of our revenues and expenses are denominated in foreign currencies. The Company’s international results are subject to fluctuations based on the changes in foreign currency rates. The table above shows the growth rates of certain operating statement line items on an as reported basis as well as on a constant currency basis. The constant currency growth rates are calculated by translating the 2010 results at the 2011 average exchange rates.

APPENDIX B

Non-GAAP Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP measure to its most comparable GAAP measure. This presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Adjusted Operating Income Before Depreciation, Amortization and Goodwill Impairment, or Adjusted OIBDA

We use Adjusted OIBDA as an integral part of our planning and reporting systems, and to evaluate the operating performance of the consolidated business. We use multiples of current and projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance of our consolidated business. We believe this measure provides relevant and useful information to our current and potential investors. FCF is a useful measure in determining our ability to generate excess cash flows for reinvestment in the business, for discretionary deployment in investments such as real estate or acquisition opportunities, returning of capital to shareholders and voluntary prepayments of indebtedness.

Adjusted EPS

Adjusted EPS is defined as reported earnings per share excluding: (a) gains and losses on the disposal/writedown of property, plant and equipment, net; (b) goodwill impairment charges; (c) other (income) expense, net; (d) tax impact of reconciling items and discrete tax items; (e) income (loss) from discontinued operations; (f) income (loss) on sale of discontinued operations; and (g) net income (loss) attributable to noncontrolling interests. We do not believe these excluded items to be indicative of our ongoing operating results and they are not considered when we are forecasting our future results. We believe Adjusted EPS is of value to investors when comparing our results from past, present and future periods.

Following are reconciliations of the above-described measures to the most directly comparable GAAP measures:

Adjusted OIBDA reconciled to operating income and income from continuing operations (in millions):

		Three Months Ended June 30,		Six Months Ended June 30,
		2010	2011	2010	2011
Adjusted OIBDA		$233	$227	$448	$443
Less:	(Gain)Loss on disposal/writedown of PP&E, net	--	--	(1)	1
	Depreciation and Amortization	75	80	151	161
Operating Income		$158	$147	$298	$281
Less:	Interest Expense, net	53	49	106	98
	Other (Income) Expense, net	4	3	13	(6)
	Provision for Income Taxes	52	30	97	47
Income from Continuing Operations		$49	$66	$82	$143
Columns may not foot due to rounding.

Free Cash Flows before Acquisitions and Discretionary Investments reconciled to Cash Flows from Continuing Operations (in millions):

		Six Months Ended June 30,
		2010	2011
Free Cash Flows Before Acquisitions and Discretionary Investments		$150	$140
Add:	Capital Expenditures (excluding real estate), net	115	91
	Additions to Customer Acquisition Costs	5	11
Cash Flows From Continuing Operations		$270	$241
Columns may not foot due to rounding.

Adjusted EPS from Continuing Operations – FD reconciled to Reported EPS from Continuing Operations – FD:

		Three Months Ended June 30,		Six Months Ended June 30,
		2010	2011	2010	2011
Adjusted EPS from Continuing Operations – FD		$0.32	$0.29	$0.56	$0.56
Less:	(Gain) Loss on disposal/writedown of PP&E, net	0.00	0.00	(0.01)	0.00
	Other (Income) Expense, net	0.02	0.01	0.06	(0.03)
	Tax impact of reconciling items and discrete tax items	0.06	(0.04)	0.11	(0.12)
Reported EPS from Continuing Operations – FD		$0.24	$0.32	$0.40	$0.71

Weighted average common shares outstanding – Diluted (000s)		204,210	203,311	204,458	202,281
Columns may not foot due to rounding.

IRON MOUNTAIN INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands except Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
REVENUES:
Storage	$398,131	$420,568	$796,378	$837,651
Service	326,652	342,321	653,985	675,530

Total Revenues	724,783	762,889	1,450,363	1,513,181

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	294,681	311,382	605,770	630,865
Selling, General and Administrative	196,775	224,569	396,560	439,696
Depreciation and Amortization	75,499	79,778	151,113	160,857
(Gain) Loss on Disposal / Writedown of Property, Plant and Equipment, Net	(139)	(211)	(1,156)	512

Total Operating Expenses	566,816	615,518	1,152,287	1,231,930

OPERATING INCOME	157,967	147,371	298,076	281,251

INTEREST EXPENSE, NET	52,617	49,011	105,533	97,998
OTHER EXPENSE (INCOME), NET	4,148	2,657	12,908	(6,296)

Income from Continuing Operations before Provision for Income Taxes	101,202	95,703	179,635	189,549

PROVISION FOR INCOME TAXES	52,274	30,173	97,482	46,858
INCOME FROM CONTINUING OPERATIONS	48,928	65,530	82,153	142,691
(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	(7,176)	(5,832)	(14,562)	(8,374)
GAIN ON SALE OF DISCONTINUED OPERATIONS, NET OF TAX	—	193,349	—	193,349
NET INCOME	41,752	253,047	67,591	327,666

Less: Net Income Attributable to the Noncontrolling Interests	460	363	733	1,522

Net Income Attributable to Iron Mountain Incorporated	$41,292	$252,684	$66,858	$326,144

EARNINGS (LOSS) PER SHARE – BASIC:
INCOME FROM CONTINUING OPERATIONS	$0.24	$0.32	$0.40	$0.71
(LOSS) INCOME FROM DISCONTINUED OPERATIONS	$(0.04)	$0.93	$(0.07)	$0.92
Net Income Attributable to Iron Mountain Incorporated	$0.20	$1.25	$0.33	$1.62
EARNINGS (LOSS) PER SHARE – DILUTED:
INCOME FROM CONTINUING OPERATIONS	$0.24	$0.32	$0.40	$0.71
(LOSS) INCOME FROM DISCONTINUED OPERATIONS	$(0.04)	$0.92	$(0.07)	$0.91
Net Income Attributable to Iron Mountain Incorporated	$0.20	$1.24	$0.33	$1.61

DIVIDENDS DECLARED PER COMMON SHARE	$0.0625	$0.2500	$0.1250	$0.4375
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	203,006	201,653	203,294	200,941
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	204,210	203,311	204,458	202,281

Adjusted Operating Income before Depreciation and Amortization	$233,327	$226,938	$448,033	$442,620

IRON MOUNTAIN INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)
(Unaudited)

	December 31, 2010	June 30, 2011
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$258,693	$271,424
Restricted Cash	35,105	35,108
Accounts Receivable (less allowances of $21,545 and $23,258, respectively)	533,070	577,616
Other Current Assets	176,208	172,372
Assets Held for Sale	202,726	13,126
Total Current Assets	1,205,802	1,069,646

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	4,178,652	4,298,306
Less: Accumulated Depreciation	(1,702,825)	(1,820,107)
Property, Plant and Equipment, net	2,475,827	2,478,199

OTHER ASSETS:
Goodwill, net	2,282,137	2,358,129
Other Non-current Assets, net	445,967	504,725
Total Other Assets	2,728,104	2,862,854

Total Assets	$6,409,733	$6,410,699

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$96,603	$66,199
Other Current Liabilities	703,821	728,851
Liabilities Held for Sale	57,222	3,342
Total Current Liabilities	857,646	798,392

LONG-TERM DEBT, NET OF CURRENT PORTION	2,912,465	2,866,920
OTHER LONG-TERM LIABILITIES	676,360	683,278

TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	1,955,845	2,053,606
NONCONTROLLING INTERESTS	7,417	8,503

TOTAL EQUITY	1,963,262	2,062,109

Total Liabilities and Equity	$6,409,733	$6,410,699

CONTACT:
Investor Relations Contact:
Iron Mountain Incorporated
Stephen P. Golden, 617-535-4766
Vice President, Investor Relations
sgolden@ironmountain.com